                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [ ]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12

                            COMSHARE, INCORPORATED
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                            COMSHARE, INCORPORATED
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                             COMSHARE, INCORPORATED
                              555 Briarwood Circle
                           Ann Arbor, Michigan 48108
                                 (313) 994-4800

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1995

     The Annual Meeting of Shareholders of Comshare, Incorporated, a Michigan corporation, will be held at the Comshare Training Center, 555 Briarwood Circle, Ann Arbor, Michigan 48108 on Saturday, November 18, 1995 at 11:00 a.m., for the following purposes:

          1. To elect nine directors.

          2. To amend the Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 10,000,000 to 20,000,000.

          3. To vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on September 25, 1995, the record date fixed by the Board of Directors for such purpose.

     You are invited to attend the meeting. Whether or not you expect to be present, please execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of
                                                 Directors
                                               JANET L. NEARY
                                                 Secretary


October 11, 1995

Ann Arbor, Michigan

                             COMSHARE, INCORPORATED

                           -------------------------

                                PROXY STATEMENT
                      1995 ANNUAL MEETING OF SHAREHOLDERS


     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Comshare, Incorporated, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Saturday, November 18, 1995 or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by officers, directors and employees of the Company. Such officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The cost of soliciting proxies will be borne by the Company. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108. This Proxy Statement and the accompanying form of proxy were first given or sent to shareholders on or about October 13, 1995.


     The Company's Annual Report to Shareholders for the year ended June 30, 1995 is enclosed herewith.

     Only holders of record of Common Stock of the Company at the close of business on September 25, 1995 are entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 5,493,515 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the record date. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shares may not be voted cumulatively for the election of directors.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the meeting if the proxy, properly executed, is received by the Company before the close of business on November 17, 1995. Shares represented by a proxy received after that time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. Shareholders who execute a proxy in the accompanying form may nevertheless revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy, or by voting the shares represented by such proxy in person at the Annual Meeting.

     For purposes of determining the number of votes cast with respect to the election of directors and the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, only those cast "for" or "against" are included. Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes are not counted for any purpose.

                       MATTERS TO COME BEFORE THE MEETING

                           (1) ELECTION OF DIRECTORS

     Nine directors will be elected, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until the director's resignation or removal. The individuals who will be nominated by the Board of Directors for election at the Annual Meeting are listed in the table below. Except for Messrs. Bloom and Mrkonic, each of the nominees for election is presently a director of the Company.

     Shares represented by proxies in the form accompanying this Proxy Statement will be voted for the election of the nominees listed below unless the proxy is marked (in accordance with the instructions thereon) to indicate that authority to do so is withheld. If, as a result of circumstances not now known or foreseen, any of the nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Each shareholder is entitled to one vote for each share of Common Stock held.


                                                                                        YEAR FIRST
                                                                                        ELECTED OR
                                                    PRINCIPAL OCCUPATION                APPOINTED
             NAME                AGE                AND OTHER INFORMATION                DIRECTOR
------------------------------   ----   ---------------------------------------------   ----------
Geoffrey B. Bloom.............     54   President and Chief Executive Officer,              --
                                        Wolverine World Wide, Inc., a manufacturer
                                          and seller of footwear, Rockford, Michigan
Daniel T. Carroll.............     69   Chairman and President of The Carroll Group,       1986
                                        Inc., a management consulting company, Ann
                                          Arbor, Michigan
Richard L. Crandall...........     52   Chairman of the Board of Directors of the          1968
                                        Company
Stanley R. Day................     70   Retired Chairman of the Board, Champion            1967
                                        Enterprises, Inc., a manufacturer and seller
                                          of manufactured homes and mid-sized buses,
                                          Dryden, Michigan
W. John Driscoll..............     66   Retired President, Rock Island Company, a          1970
                                        private investment company, St. Paul,
                                          Minnesota
Alan G. Merten................     53   Dean, Johnson Graduate School of Management,       1985
                                          Cornell University, Ithaca, New York
George R. Mrkonic.............     42   Vice Chairman and President, Borders Group,         --
                                        Inc., an operator of book and music stores,
                                          Ann Arbor, Michigan
John F. Rockart...............     64   Director and Senior Lecturer, Center for           1989
                                        Information Systems Research, Massachusetts
                                          Institute of Technology, Cambridge,
                                          Massachusetts
T. Wallace Wrathall...........     58   President and Chief Executive Officer of the       1982
                                          Company


     Each of the foregoing persons has been engaged in the principal occupation shown above, or in a similar one with the same employer, for more than five years, except for Messrs. Bloom, Crandall, Mrkonic and Wrathall.

     Prior to being named Chairman of the Board of the Company in April 1994, Mr. Crandall had served as President and Chief Executive Officer of the Company since 1970. The position of Chairman had previously been left unfilled. Mr. Crandall also serves as a director of Computer Task Group, Inc.

     Mr. Wrathall assumed the position of President and Chief Executive Officer of the Company in April 1994, after having served as the Company's Chief Financial Officer for 18 years and as a Senior Vice President since 1988.

     Mr. Bloom assumed the position of President and Chief Executive Officer of Wolverine World Wide, Inc. in 1993, after having served as its Chief Operating Officer from 1987 to 1993.

     Mr. Carroll also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, DeSoto, Inc., Diebold, Inc., Michigan National Corporation, Oshkosh Truck Corporation, UDC Homes, Inc., Wolverine World Wide, Inc. and Woodhead Industries, Inc.


     Mr. Driscoll also serves as a director of the following corporations: The John Nuveen Company, MIP Properties, Inc., The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.


     Mr. Merten also serves as a director of Tompkins County Trust Company, American Capital Bond Fund, Inc., American Capital Convertible Securities, Inc. and American Capital Income Trust and as a trustee of the Common Sense Trust.


     Mr. Mrkonic assumed the position of Vice Chairman and President of Borders Group, Inc. in December 1994 and has been a director of Borders since August 1994. Prior to joining Borders, Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of K-Mart Corporation, a general merchandise retailer, from November 1990 to November 1994. Prior to joining K-Mart, he was President of Eyelab, Inc., an optical goods retailer, from 1987 to 1990. Mr. Mrkonic is also a director of The Sports Authority, Inc., OfficeMax, Inc. and Champion Enterprises, Inc.


     Mr. Rockart also serves as a director of Keane, Inc. and Renaissance Solutions, Inc.

     Messrs. Day and Driscoll are both members of the Weyerhaeuser Family. See "Principal Shareholders."

MEETINGS AND COMMITTEES OF THE BOARD

     During the Company's fiscal year ended June 30, 1995, the Board of Directors held six meetings. All of the Directors attended at least 75% of the total number of meetings of the Board, and of any committees on which they served, held during the period in which they served as Directors or members of any such committees. The Company anticipates that regardless of the schedule chosen for its regular meetings, there will be occasions on which not all Directors are available. Furthermore, special meetings of the Board are sometimes held on relatively short notice and Directors, particularly those located outside the Detroit-Ann Arbor area, may sometimes be unable to attend such meetings because of prior commitments.


     The Audit Committee of the Board met five times during the Company's last fiscal year. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors; reviewing the engagement of the independent auditors (including the fee, scope and timing of the audit); reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion, their perception of the Company's financial and accounting personnel and significant transactions which are not a normal part of the Company's business, any change in accounting principles and practices, all significant proposed adjustments and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff to discuss internal accounting and financial controls and the extent to which recommendations made by the independent auditors have been implemented. The members of the Audit Committee are Messrs. Carroll, Driscoll, Merten and Rockart. Mr. Day served on the Committee during the Company's fiscal year ended June 30, 1995 until November 1994, and Messrs. Merten and Rockart joined the Committee in November 1994.


     The Compensation Committee of the Board met four times during the Company's last fiscal year. The Compensation Committee is responsible for determining or approving the salaries or range of salaries, bonus compensation and other compensation arrangements for officers of the Company, and performing such functions as may be delegated to it under the provisions of any bonus, stock option or other compensation plans adopted by the Company. The members of the Compensation Committee are Messrs. Claude Allard, Carroll, Day and Brian Sullivan. Messrs. Driscoll, Merten and Rockart served on the Committee during the Company's fiscal year ended June 30, 1995 until November 1994. Messrs. Allard and Sullivan are not standing for reelection to the Board of Directors.

     The Nominating Committee of the Board met six times during the Company's last fiscal year. This committee is responsible for identifying and recommending to the Board qualified candidates for election as directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company's principal executive offices. The members of the Nominating Committee are Messrs. Crandall, Merten, Rockart and Sullivan. Messrs. Merten and Rockart joined the Committee in November 1994. Mr. Carroll served on the Committee during the Company's fiscal year ended June 30, 1995 until November 1994. Mr. Sullivan is not standing for reelection to the Board of Directors.


      (2) AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

     On August 16, 1995, the Board of Directors approved an amendment to Article V of the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 10,000,000 shares to 20,000,000 shares.

     As of September 25, 1995 there were 5,493,515 shares of the Company's Common Stock issued and outstanding and approximately 1,197,766 additional authorized but unissued shares of Common Stock reserved for issuance pursuant to the Company's stock based compensation plans.

     The increase in the number of authorized shares of Common Stock will provide additional authorized and unissued shares which may be used by the Company for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties and issuance in connection with possible distributions or stock dividends to holders of the Common Stock.


     Issuances of additional shares of Common Stock require the approval of the Board of Directors. The Board of Directors recently approved a three-for-two stock split of the Common Stock, conditioned upon the approval by the shareholders of the Company of this proposal to increase the number of shares of Common Stock authorized for issuance. If the required shareholder approval is received, holders of record of the Common Stock will receive one additional share of Common Stock for every two shares of Common Stock held as of the close of business on November 13, 1995, the record date for the stock split, payable November 22, 1995. In addition, on October 11, 1995, the Company filed a registration statement with the Securities and Exchange Commission for a public offering of 1,125,000 newly issued shares (750,000 shares, if the stock split is not consummated) of Common Stock offered by the Company and 1,035,000 shares (690,000 shares, if the stock split is not consummated) of outstanding Common Stock offered by certain selling shareholders. The Company and the selling shareholders will also grant the managing underwriters of the offering the right to purchase up to an additional 168,750 and 155,250 shares of Common Stock, respectively, (112,500 shares and 103,500 shares, respectively, if the stock split is not consummated) exercisable during the 30 day period following the commencement of the public offering, solely to cover over allotments, if any. Proceeds to the Company from the proposed offering will be used to repay indebtedness and for working capital and general corporate purposes. Since the Company currently has sufficient authorized shares available to complete the proposed offering, completion of the offering is not conditioned upon the approval by the Company's shareholders of this proposal. The Board of Directors has not approved the issuance of any additional shares of Common Stock being considered for authorization under this proposal, although the Company does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock or instruments convertible into or exercisable for Common Stock. Issuances of additional shares of Common Stock will generally not require shareholder approval.

     Although the Board of Directors authorizes the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares would have the effect of diluting the voting power per share of outstanding Common Stock and, if additional shares were issued for consideration with a value of less than book value per share, such issuance could have the effect of diluting the book value per share of the outstanding shares of Common Stock. In addition, increasing the authorized shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if additional shares of Common Stock were issued in response to a potential takeover. Such an effect could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.


REQUIRED VOTE

     The affirmative vote of a majority of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposed amendment to the Articles of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. PROXIES WILL BE VOTED FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The Common Stock is the only voting security of the Company. The following table sets forth certain information with respect to the beneficial ownership of shares of the Common Stock, as of September 25, 1995, by each person who is known by the Company to have been the beneficial owner of five percent or more of such stock as of such date.


                                                                       AMOUNT         PERCENT
                           NAME AND ADDRESS OF                      BENEFICIALLY        OF
                            BENEFICIAL OWNER                          OWNED(1)         CLASS
        ---------------------------------------------------------   ------------      -------
        Various members of the Weyerhaeuser Family(2)............      968,536(3)      17.62%
          332 Minnesota Street, Suite 2100
          St. Paul, Minnesota
        Included in the Weyerhaeuser Family (above) is...........      415,946(4)       7.57%
          W. John Driscoll
          332 Minnesota Street, Suite 2191
          St. Paul, Minnesota
        Rock Island Company......................................      340,938(5)       6.21%
          332 Minnesota Street, Suite 2090
          St. Paul, Minnesota


-------------------------
(1) Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.


(2) The "Weyerhaeuser Family" as used in this Proxy Statement means certain of the descendants (and their spouses) of Frederick Weyerhaeuser, who died in 1914 and who was one of the founders of the Weyerhaeuser Company, a forest products company located in Tacoma, Washington. Stanley R. Day and W. John Driscoll, directors of the Company, and their wives, are members of the Weyerhaeuser Family. Except for Mr. Driscoll, no member of the Weyerhaeuser Family individually owns beneficially more than 5% of the outstanding Common Stock of the Company.

(3) Includes 1,250 shares for Stanley R. Day and 1,250 shares for W. John Driscoll which they have, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.


(4) Mr. Driscoll beneficially owns 415,946 shares of Common Stock which includes an aggregate of 56,258 shares owned by five trusts. Mr. Driscoll is a co-trustee of four of these trusts and is the sole trustee of the fifth trust. This number also includes 340,938 shares owned by Rock Island Company, a private investment company, all of the capital stock of which is owned by members of the Weyerhaeuser Family, as well as 1,250 shares which Mr. Driscoll has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan. Mr. Driscoll is a director of, and owns .8721% of the stock of, Rock Island Company. Mr. Driscoll shares voting and investment power with respect to the shares owned by the four trusts of which he is the co-trustee and the shares owned by Rock Island Company; however, except as to 2,973 of the shares owned by Rock Island Company, he disclaims beneficial ownership of such shares. Mr. Driscoll has voting power, but no investment power, with respect to the trust of which he is the sole trustee. All of the shares of Common Stock described in this note are included in the shares owned by various members of the Weyerhaeuser Family, as described in note (2), above. The information in the table pertaining to W. John Driscoll (other than information pertaining to Rock Island Company) is based on a Schedule 13G Report, dated July 3, 1995, which was filed by W. John Driscoll with the Securities and Exchange Commission. The Schedule 13G Report reflects that W. John Driscoll has sole voting power with respect to 17,500 shares, shared voting power with respect to 56,258 shares, sole dispositive power with respect to 17,500 shares, and shared dispositive power with respect to 24,800 shares.



(5) The information pertaining to Rock Island Company is based on a Schedule 13D Report, dated July 3, 1995, which was filed by Rock Island Company with the Securities and Exchange Commission. The Schedule 13D Report reflects that Rock Island Company has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 340,938 shares. Rock Island Company is a private investment company, all of the capital stock of which is owned by members of the Weyerhaeuser Family. All of the shares of Common Stock described in this note are included in the shares owned by various members of the Weyerhaeuser Family, as described in note (2), above.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of the Company's Common Stock by each of the Company's directors, Named Officers and by all executive officers and directors of the Company as a group, as of September 25, 1995.


                                                                          COMMON STOCK
                                                                         OF THE COMPANY
                                                                             OWNED         PERCENT
                                 NAME                                    BENEFICIALLY(1)   OF CLASS
----------------------------------------------------------------------   --------------    --------
Geoffrey B. Bloom.....................................................            --             --
Daniel T. Carroll(2)..................................................         2,250           .04%
Richard L. Crandall(3)................................................       139,873          2.53%
Stanley R. Day(4).....................................................         2,468           .04%
W. John Driscoll(5)...................................................       415,946          7.57%
Alan G. Merten(6).....................................................         3,000           .05%
George R. Mrkonic.....................................................            --             --
John F. Rockart(7)....................................................         8,250           .15%
T. Wallace Wrathall(8)................................................       167,942          3.04%
Stephen R. Fluin(9)...................................................        20,952           .37%
Dennis G. Ganster(10).................................................        23,391           .43%
Kathryn A. Jehle(11)..................................................        24,324           .44%
Dion T. O'Leary(12)...................................................        24,092           .44%
Donald J. Walker(13)..................................................        38,757           .70%
All executive officers and directors as a group (16 persons)(14)......       905,694         16.16%


-------------------------
 (1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.

 (2) Includes 1,250 shares which Mr. Carroll has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (3) Includes 25,000 shares which Mr. Crandall has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 1,755 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan. Mr. Crandall disclaims beneficial ownership of 24,000 shares reflected in the table which are owned by his minor son.

 (4) Includes 1,250 shares which Mr. Day has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.


 (5) See Note (4) under "Further Information -- Principal Shareholders."


 (6) Includes 1,250 shares which Mr. Merten has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (7) Includes 1,250 shares which Mr. Rockart has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan.

 (8) Includes 26,250 shares which Mr. Wrathall has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 1,346 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan.

 (9) Includes 7,750 Shares which Mr. Fluin has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(10) Includes 2,125 shares which Mr. Ganster has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 866 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan.

(11) Includes 6,375 shares which Ms. Jehle has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 292 shares which have been allocated to her account under the Company's Employee Stock Ownership Plan.

(12) Includes 11,250 shares which Mr. O'Leary has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan.

(13) Includes 17,500 shares which Mr. Walker has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 1,257 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan.


(14) Includes 112,500 shares which certain directors and executive officers have, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and Directors Stock Option Plan; 395,473 shares, referred to in note (4) above under the caption "Further Information -- Principal Shareholders," as to which beneficial ownership is disclaimed; 7,436 shares that have been allocated to the accounts of members of the group under the Company's Employee Stock Ownership Plan; and 24,000 Shares, referred to in Note (3) above under "Further Information -- Stock Ownership of Management," as to which beneficial ownership is disclaimed.


EXECUTIVE OFFICERS

     The persons listed below currently are the executive officers of the Company.

                    NAME                                       OFFICE(S)                    AGE
--------------------------------------------   ------------------------------------------   ----
T. Wallace Wrathall.........................   President and Chief Executive Officer          58
Stephen R. Fluin............................   Vice President, European Operations            41
Dennis G. Ganster...........................   Senior Vice President and Chief Technology     44
                                                 Officer
Kathryn A. Jehle............................   Senior Vice President, Chief Financial         43
                                               Officer, Treasurer and Assistant Secretary
Dion T. O'Leary.............................   Vice President, Agents and Distributors        51
Charles J. Palmer...........................   Vice President, North American EIS Sales       50
Steven J. Tonissen..........................   Senior Vice President, Marketing               46
Donald J. Walker............................   Senior Vice President                          55

     Mr. Wrathall was named President and Chief Executive Officer of the Company in April 1994. See "Election of Directors" for further information concerning Mr. Wrathall.


     Mr. Fluin was named Vice President, European Operations, of the Company in November 1994, after having served as the Company's Director of United Kingdom Sales for over seven years. Mr. Fluin has been with the Company in various positions since 1978.



     Mr. Ganster was named Senior Vice President of the Company in July 1994 after having served as Vice President and Chief Technology Officer of the Company since April 1993. He had previously served as the

Company's Vice President of Product Management from July 1988 to April 1993, and has been with the Company in various positions since 1972.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. Ms. Jehle served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994, and as Vice President of AMF Bowling Centers, Inc. from May 1990 to June 1993. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.


     Mr. O'Leary was named Vice President, Agents and Distributors, of the Company in November 1994 after having served as the Company's Director of Agents and Distributors for over ten years. Mr. O'Leary has been with the Company in various positions since 1971.



     Mr. Palmer was named an Executive Officer of the Company in October 1995 and has served as Vice President, North American EIS Sales, of the Company since July 1994. He previously served as Vice President, Eastern Region North American Sales, from July 1993 to July 1994, after having served as Vice President, U.S. Sales, from July 1990 to July 1993. Mr. Palmer has been with the Company in various positions since 1976.



     Mr. Tonissen was named Senior Vice President, Marketing, of the Company in June 1995. Prior to joining the Company, Mr. Tonissen served as a principal in The Spectrum Group, a management and information system consulting organization, from December 1992 until June 1995; Sales Director of ONTOS, an object-oriented database company, from December 1991 to December 1992; Managing Director of the Telon Division of Pansophic Systems, a computer software and service company, which was later acquired by Computer Associates International, Inc., from June 1991 to December 1991; and as Director of Marketing of the same division of Pansophic from January 1990 to June 1991.


     Mr. Walker has been principally employed in the capacity or capacities shown above or in similar ones with the Company for the past five years.

     The executive officers of the Company serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides summary information concerning compensation paid by the Company and its subsidiaries to (or accrued on behalf of) the Company's Chief Executive Officer and the five other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1995 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                 ANNUAL COMPENSATION                   ------------
                                  -------------------------------------------------     SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
                                  FISCAL        SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR          ($)         ($)          ($)(1)          (#)(2)          ($)(3)
-------------------------------   ------       --------    --------    ------------    ------------    ------------
T. Wallace Wrathall............    1995        $312,500    $106,924       $4,641          45,000         $ 47,894
  President, Chief Executive       1994         265,200           0        4,641          30,000           13,223
  Officer and a Director of the    1993         253,600           0        4,133               0           14,154
  Company
Stephen R. Fluin...............    1995(4)      157,300      65,446            0           9,000                0
  Vice President
Dennis G. Ganster..............    1995         162,500      58,166        2,913           8,500           17,191
  Senior Vice President and        1994         140,000      25,500        2,634               0            8,384
  Chief Technology Officer         1993         119,200      21,500          915          25,000            7,073
Kathryn A. Jehle...............    1995(5)      173,750      81,084            0           8,500           15,801
  Senior Vice President, Chief     1994          26,250       3,365            0          25,000                0
  Financial Officer, Treasurer
  and Assistant Secretary
Dion T. O'Leary................    1995(6)      157,300      81,493            0           5,000                0
  Vice President
Donald J. Walker...............    1995         196,280      70,142        3,272          10,000           24,546
  Senior Vice President            1994         170,100      14,300        3,186          30,000           10,889
                                   1993         189,000      22,500        1,649               0           11,619


-------------------------
(1) The amounts indicated for Messrs. Wrathall, Ganster and Walker represent tax adjustment payments on income imputed for income tax purposes related to each Named Officer's use of a Company car. While certain of the Named Officers receive certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Certain of the options granted to the Named Officers in fiscal year 1994 represent options regranted upon cancellation of options granted in prior fiscal years.

(3) "All Other Compensation" for fiscal year 1995 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under:
    (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $8,239, Mr. Ganster $8,047, Ms. Jehle $4,328 and Mr. Walker $8,272; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Wrathall $1,330, Mr. Ganster $1,330, Ms. Jehle $1,330 and Mr. Walker $1,330; (3) the excess benefits provision of the Company's Benefit Adjustment Plan ("BAP") as follows: Mr. Wrathall $5,853, Mr. Ganster $855, Ms. Jehle $1,306 and Mr. Walker $1,868;
    (4) discretionary Social Security integration contributions under the BAP as follows: Mr. Wrathall $11,616, Mr. Ganster $2,592, Ms. Jehle $3,405 and Mr. Walker $4,421; and (5) discretionary supplemental contributions under the BAP as follows: Mr. Wrathall $18,403, Mr. Ganster $3,847, Ms. Jehle $5,160 and Mr. Walker $6,797, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $2,453, Mr. Ganster $520, Ms. Jehle $272 and Mr. Walker $1,858.

    "All Other Compensation" for fiscal year 1994 is comprised of (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $9,144, Mr. Ganster $7,484 and Mr. Walker $8,268; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Wrathall $147, Mr. Ganster $105 and Mr. Walker $120; (3) the excess benefits provisions of BAP as follows: Mr. Wrathall $627 and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $3,305, Mr. Ganster $795 and Mr. Walker $2,501.

    "All Other Compensation" for fiscal year 1993 is comprised of (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under (1) the Company's Profit Sharing Plan as follows: Mr. Wrathall $10,051, Mr. Ganster $6,258 and Mr. Walker $9,166; (2) the Company's Employee Stock Ownership Plan as follows: Mr. Wrathall $183, Mr. Ganster $107 and Mr. Walker $175; (3) the excess benefits provisions of BAP as follows: Mr. Wrathall $1,154 and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms or operations in favor of the executive officers and that are generally available to all salaried employees) as follows: Mr. Wrathall $2,766, Mr. Ganster $708 and Mr. Walker $2,278.

(4) Information for fiscal years 1994 and 1993 is not required because Mr. Fluin did not serve as an executive officer of the Company during such years.

(5) Information for fiscal year 1993 is not required because Ms. Jehle did not serve as an executive officer of the Company during such year.

(6) Information for fiscal years 1994 and 1993 is not required because Mr. O'Leary did not serve as an executive officer during such years.

OPTION GRANTS AND RELATED INFORMATION

     The following table provides information with respect to options granted to the Named Officers during fiscal year 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                            POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                         VALUE AT ASSUMED
                              -----------------------------                                   ANNUAL RATES OF
                                NUMBER OF       % OF TOTAL                                      STOCK PRICE
                               SECURITIES        OPTIONS                                      APPRECIATION FOR
                               UNDERLYING       GRANTED TO     EXERCISE OR                     OPTION TERM(2)
                                 OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
           NAME               GRANTED(#)(1)    FISCAL YEAR       ($/SH.)         DATE        5%($)       10%($)
---------------------------   -------------    ------------    -----------    ----------    --------    --------
T. Wallace Wrathall........       30,000           20.83         $ 11.00        08/01/99    $ 91,173    $207,535
                                  15,000           10.42           13.00        11/21/99      53,875     122,634
                                 -------          ------                                    --------    --------
                                  45,000           31.25                                     145,048     330,170
Stephen R. Fluin...........        9,000            6.25           13.00        11/21/99      32,325      73,581
Dennis G. Ganster..........        8,500            5.90           13.00        11/21/99      30,259      69,493
Kathryn A. Jehle...........        8,500            5.90           13.00        11/21/99      30,259      69,493
Dion T. O'Leary............        5,000            3.47           13.00        11/21/99      17,958      40,878
Donald J. Walker...........       10,000            6.94           13.00        11/21/99      35,917      81,756


-------------------------
(1) All of these options, which were granted pursuant to the Company's 1988 Stock Option Plan, were granted at market value on the date of grant, become exercisable annually in 25% increments beginning one year after the grant date and have a term of five years. The exercisability of certain of these options may be accelerated in the event of a change in control of the Company. See "Executive Compensation -- Employment Agreements and Termination/Change in Control Agreements."


(2) Represents value of option at end of five year term, assuming the market price of the Company's Common Stock appreciates at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table contains information regarding options exercised by the Named Officers during fiscal year 1995, and the value of options held by such officers as of June 30, 1995 measured in terms of the closing price of the Company's Common Stock on June 30, 1995.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                    OPTIONS AT                 IN-THE-MONEY OPTIONS
                               SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR END($)(1)
                             ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------   -----------    -----------    -----------    -------------    -----------    -------------
T. Wallace Wrathall.......         --              --         7,500           67,500        $  86,250       $ 667,500
Stephen R. Fluin..........         --              --         5,500           19,500           66,375         111,375
Dennis G. Ganster.........      6,250         $80,469            --           21,000               --         209,625
Kathryn A. Jehle..........         --              --         6,250           27,250           47,656         208,844
Dion T. O'Leary...........         --              --         8,250           16,750          115,625         195,500
Donald J. Walker..........         --              --         7,500           32,500           86,250         336,250

-------------------------
(1) Calculated on the basis of the number of shares subject to each such option multiplied by the excess of the fair market value of a share of Common Stock at June 30, 1995 over the exercise price of such option.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning awards for fiscal year 1995 to the Named Officers under the long-term incentive portion of the Company's Executive Officer Annual Incentive Award Program (the "Program"). Under the Program, a bonus pool is created at the end of each of fiscal years 1995, 1996 and 1997, based on a formula related to the amount by which the Company's revenue, earnings and cash flow for the year exceeds threshold levels established by the Compensation Committee. The bonus pool is then allocated on a pro rata basis among the participants in accordance with their base salaries. Two-thirds of the bonus is paid out in the year earned and one-third is deferred (the "Long-Term Incentive Award") and added to the participant's bonus for the next fiscal year or is used to offset any negative bonus amounts generated under the Program in a subsequent fiscal year. If performance in any fiscal year is below threshold levels, a negative bonus pool amount will result. This negative bonus pool amount will be allocated among the participants and will first be used to reduce the Long-Term Incentive Award from the prior fiscal year, if any, and the remainder will reduce the bonus pool amount for the next fiscal year. Distributions are made on or about July 31 of each year of the Program to participants who are employees of the Company at the time of payment. All Long-Term Incentive Award amounts remaining in the bonus pool on July 31, 1997 will be paid to the participants.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                     PERFORMANCE OR               ESTIMATED FUTURE PAYOUTS UNDER
                                   OTHER PERIOD UNTIL             NON-STOCK PRICE-BASED PLANS(1)
                                     MATURATION OR       ------------------------------------------------
              NAME                     PAYOUT(1)         THRESHOLD($)    TARGET($)(2)     MAXIMUM($)(3)
--------------------------------   ------------------    ------------    ------------    ----------------
T. Wallace Wrathall.............   July 31, 1996/1997        $998          $ 31,941      Not determinable
Stephen R. Fluin................   July 31, 1996/1997         402            12,878      Not determinable
Dennis G. Ganster...............   July 31, 1996/1997         543            17,375      Not determinable
Kathryn A. Jehle................   July 31, 1996/1997         555            17,759      Not determinable
Dion T. O'Leary.................   July 31, 1996/1997         402            12,878      Not determinable
Donald J. Walker................   July 31, 1996/1997         655            20,953      Not determinable

-------------------------
(1) Two-thirds of the Long-Term Incentive Award for fiscal year 1995 earned by the Named Officers in fiscal year 1996 becomes payable on July 31, 1996 and the remainder of the award becomes payable on July 31, 1997, assuming 1996 and 1997 targets are achieved.

(2) The amounts in this column reflect the Long-Term Incentive Award that would have been allocated to each of the Named Executive Officers in fiscal year 1995 under the long-term incentive portion of the Program, assuming that the Company achieved, but did not exceed, its earnings per share, revenue growth and cash flow targets for fiscal year 1995.

(3) At the beginning of fiscal year 1995, the maximum amount payable under the long-term incentive portion of the Program to each Named Officer for fiscal year 1995 was not determinable. At June 30, 1995, the maximum Long-Term Incentive Award payable in future years under the long-term incentive plan portion of the Program to each Named Officer relating to fiscal year 1995 was as follows: T. Wallace Wrathall, $53,461; Stephen R. Fluin, $21,556; Dennis G. Ganster, $29,084; Kathryn A. Jehle, $29,724; Dion T. O'Leary, $21,556; and Donald J. Walker, $35,071.

PENSION PLANS FOR COMSHARE LIMITED (U.K.) EMPLOYEES

     The Company's subsidiary, Comshare Limited U.K. ("Comshare Limited"), through trustees, maintains a defined benefit pension plan for certain of its employees hired before January 1, 1994 (the "Defined Benefit Plan").

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age(1) under the Defined Benefit Plan, based on remuneration that is covered under the Defined Benefit Plan and years of service:

                     DEFINED BENEFIT PLAN PENSION TABLE(2)

                  -------------------------------------------------------------------------------------
 REMUNERATION        5           10           15           20           25           30           35
                  -------     --------     --------     --------     --------     --------     --------
                  -------------------------------------------------------------------------------------
   $100,000       $10,000     $ 20,000     $ 30,000     $ 40,000     $ 50,000     $ 60,000     $ 70,000
    125,000        12,500       25,000       37,500       50,000       62,500       75,000       87,500
    150,000        15,000       30,000       45,000       60,000       75,000       90,000      105,000
    175,000        17,500       35,000       52,500       70,000       87,500      105,000      122,500
    200,000        20,000       40,000       60,000       80,000      100,000      120,000      140,000
    225,000        22,500       45,000       67,500       90,000      112,500      135,000      157,500
    250,000        25,000       50,000       75,000      100,000      125,000      150,000      175,000
    300,000        30,000       60,000       90,000      120,000      150,000      180,000      210,000
    350,000        35,000       70,000      105,000      140,000      175,000      210,000      245,000
    400,000        40,000       80,000      120,000      160,000      200,000      240,000      280,000
    450,000        45,000       90,000      135,000      180,000      225,000      270,000      315,000
    500,000        50,000      100,000      150,000      200,000      250,000      300,000      350,000

-------------------------
(1) Normal retirement age is age 65 for men and 60 for women, except that normal retirement age for main board directors who report to the Managing Director of Comshare Limited is age 60 if the director made certain contributions to the Defined Benefit Plan or is age 63 if the director did not make such contributions. As a result of developments in European Community Law, employers must now move to equalize retirement ages for pension purposes; accordingly, the Defined Benefit Plan provides for a normal retirement age of 65 for all employees, male and female, who commenced employment with Comshare Limited after August 1, 1992. The table assumes normal retirement at age 65, and the payment of benefits at normal retirement age.

(2) Figures set forth in the table are subject to a maximum pension of 66 2/3% (or 33.33 years of pensionable service) in accordance with United Kingdom Inland Revenue Maximum Benefit levels.

     Only full-time salaried directors and staff employees of Comshare Limited, who were hired before January 1, 1994 and who are normally resident in the United Kingdom are eligible to participate in the Defined Benefit Plan. To participate in the Defined Benefit Plan, eligible employees are required to contribute at rates ranging from 5% to 6% of "pensionable salary" (as defined below) depending on their positions with Comshare Limited, and may contribute additional amounts to buy additional benefits.

     The Defined Benefit Plan is approved by the Inland Revenue as an exempt approved pension plan under the Income and Corporation Taxes Act 1988. Participants in the Defined Benefit Plan remain entitled to their basic state pensions (except for married women who pay reduced National Insurance contributions). As described below, a participant's required contributions for basic state pension benefits reduce the amount of "pensionable salary," but pension payments are not otherwise subject to offset amounts. Participants in the Defined Benefit Plan are, however, contracted out of the State Earnings Related Pension Scheme. Accordingly, participants in the Defined Benefit Plan pay lower rates of National Insurance contributions than they would if they did not participate in the Defined Benefit Plan.

     At normal retirement age, a participant generally receives a pension of one-fiftieth of final pensionable salary for each year of credited service, as adjusted for cost-of-living increases; provided that the participant's pension benefits under the Defined Benefit Plan may not be lower than the pension benefits that would otherwise be available under the State Earnings Related Pension Scheme. "Pensionable salary" is the participant's annual salary plus the average of any bonus received in the three years prior to the year in which salary is determined, reduced by 1.25 times the annual equivalent of the lower earnings level on which the participant's required National Insurance contributions are based. A participant's "final pensionable salary" is the highest average pensionable salary in any consecutive three years in the ten years preceding retirement or earlier leaving employment or death; provided that main board directors who report to the Managing Director of Comshare Limited receive a final pensionable salary equal to their highest annual salary in the five years preceding retirement plus the annual average of any bonus received in the three prior years, if greater. Participants have the option of exchanging part of their pension for a tax-free cash sum at normal retirement age. In addition, participants may retire at any time between their fiftieth birthday and normal retirement age and receive an immediate pension, which would be less than if determined under the general formula, if Comshare Limited agrees.

     If a participant dies while in receipt of a pension, the participant's widow or widower will receive a lifelong pension equal to two-thirds of the pension the participant was receiving at the date of death. If the participant's death occurs within five years after retiring, a cash sum equal to the discounted value of 60 monthly pension payments less any pension benefits received will also be payable to the participant's relatives or dependents. The Defined Benefit Plan also provides for benefits to a participant's family if the participant dies before retirement while employed, and contains provisions for the payment of long-term disability payments for disability caused by accident or illness.

     Messrs. Fluin and O'Leary, who are the only Named Officers eligible to participate in the Defined Benefit Plan, have not begun drawing benefits under this plan. Mr. Fluin's covered compensation for fiscal year 1995 was $238,000, and he has 17 years of credited service, and Mr. O'Leary's covered compensation for fiscal year 1995 was $200,000, and he has 24 years of credited service.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee recommends to the Board of Directors the compensation of the executive officers of the Company, who during some or all of fiscal year 1995 were the Named Officers and Steven J. Tonissen. The Committee also reviews the recommendations of the chief executive officer with respect to the compensation of other officers of the Company and recommends to the full Board approval or modification of that compensation.

     Historically, the Committee, with the advice of the chief executive officer, has recommended to the Board the stock option grants to be made to the executive officers and other Company officers and managers. In August 1995 the Board delegated to the Committee the authority to award stock options under the Company's 1988 Stock Option Plan.

     At the beginning of fiscal year 1995, the Committee consisted of all of the non-employee directors of the Company. In November 1994 the Committee was reduced to the four members listed at the end of this report. The Committee met four times in fiscal year 1995. Executive officers were not present during the Committee's consideration of their individual compensation.

     The objective of the Company's executive compensation program is to attract and retain key executives who are critical to the long-term success of the Company. The compensation program is intended to further align the interests of the executive officers with the interests of the Company's shareholders by tying executive compensation to increases in shareholder value. The program is designed to provide the executives with a balanced incentive package which encourages the achievement of both short-term and long-term performance goals and which rewards the executives for continuously increasing shareholder value.

     The Company's executive compensation program consists of four principal components: base salary, performance bonuses, participation in Company employee benefit programs and stock-based incentives.

  BASE SALARY

     The Committee recognizes the importance of a competitive compensation structure for attracting and retaining valuable senior executives. Salaries are established and reviewed at least annually. The Committee reviews the chief executive officer's recommendations and determines executive officer salaries based on the Committee's assessment of individual performance and profitability of the Company. The Committee also takes into account required compensation levels under the Company's employment agreement with Mr. Wrathall. See "Executive Compensation -- Employment Agreements and Termination/Change in Control Arrangements."

     Mr. Wrathall's base salary was increased from $300,000 to $350,000 effective April 1, 1995, the first anniversary of his election as chief executive officer. The Committee recommended the increase as a reflection of Mr. Wrathall's superior performance in reorganizing the Company's management and improving profitability during the preceding year.


     During the fiscal year, on the recommendation of the chief executive officer, the salaries of Mr. Ganster, Ms. Jehle, and Mr. Walker were raised by approximately 21%, 18%, and 21%, respectively, to reflect their performances. In November 1994, Mr. Fluin and Mr. O'Leary became executive officers of the Company, and in June 1995, Mr. Tonissen joined the company as Senior Vice President, Marketing, at base salary levels which the Committee, with the advice of Mr. Wrathall, determined to be appropriate for their positions and level of responsibility and as compared with the Company's other executive officers.


  PERFORMANCE BONUSES

     On the recommendation of the Committee, the Board of Directors adopted a three-year incentive program for executive officers, for fiscal years 1995, 1996 and 1997. Under the incentive program, a bonus pool was created at the end of fiscal year 1995 based on a formula related to the amount by which the Company's revenue, earnings and cash flow for that year exceeded threshold levels established by the Committee. These threshold levels were exceeded in fiscal year 1995 by approximately 115%. The bonus pool was allocated among the executive officers based upon their base salaries, with each executive officer's share of the bonus pool, including Mr. Wrathall's, representing an amount equal to approximately one-third of their base salaries.

     Two-thirds of the available bonus for fiscal year 1995 was paid to the executive officers. The other one-third was deferred and will be added to the bonus pool for fiscal year 1996, or will be used to offset any negative bonus amount generated in fiscal year 1996 or fiscal year 1997 under the program as described below.

     In each of fiscal years 1996 and 1997, a bonus pool will be created based on the same formula as was used in fiscal year 1995, except at higher threshold levels, plus the deferred bonus amount for the prior fiscal year. Two-thirds of the bonus pool for each of these years will be paid to the executive officers participating in the program and one-third will be deferred to the next fiscal years, with all amounts in the pool at the end of fiscal year 1997 paid to the participating executive officers. To be eligible for a bonus, the person must be an executive officer at the time each bonus is paid out.

     If performance in fiscal year 1996 or 1997 is below threshold levels, a negative bonus pool amount will result. This negative bonus amount will first reduce the deferred bonus amount from the prior fiscal year, and the excess, if any, will reduce the bonus amount for the next fiscal year.

     To participate in the executive officer incentive program, the participating executive officer is expected to own shares of the Company's Common Stock in prescribed amounts related to the officer's base salary. To assist the executive officers in achieving these stock ownership targets, the Company, with the approval of the shareholders at the 1994 annual meeting, adopted an Executive Stock Purchase Program under which the executives are allowed to buy the Company's Common Stock directly from the Company with notes payable over a four-year period, secured by the purchased stock.

  SPECIAL BENEFIT PLANS

     The executive officers generally participate in the Company's benefit plans on the same terms as other employees of the Company. In addition, executive officers in the United States receive benefits under the Company's Benefit Adjustment Plan ("BAP") and a program which provides the executive officers with increased levels of term life insurance coverage. The BAP provides for (i) the payment of benefits which would otherwise be funded by the Company under its tax-qualified retirement plans but for Internal Revenue Code restrictions, (ii) the discretionary payment of Social Security integration benefits and (iii) certain discretionary contributions. The Company made a discretionary contribution of $123,459.00 to the BAP in fiscal year 1995, based on the Company's profit performance in fiscal year 1995, which exceeded budget and represented a marked improvement over the Company's recent history. BAP contributions are allocated among the executive officers based on their base salaries.

  STOCK OPTION AWARDS

     For many years, the Company has had in place stock option programs. Stock options are granted at exercise prices not less than the market price of the Company's Common Stock on the date of the grant and, therefore, have no value unless the Company's stock appreciates in value. As a result, through the use of stock options, the Committee and the Board relate the benefits received by the executive officers to the amount of appreciation realized by shareholders over comparable periods. During fiscal year 1995, the Committee recommended and the Board granted to the executive officers additional options to purchase the Company's Common Stock in the following amounts: Mr. Wrathall 45,000 shares, Mr. Fluin 9,000 shares, Mr. Ganster 8,500 shares, Ms. Jehle 8,500 shares, Mr. O'Leary 5,000 shares, Mr. Tonissen 25,000 shares, and Mr. Walker 10,000 shares. The Committee anticipates that options to purchase additional shares will be granted in November of each year. The number of option shares granted was established based on the Committee's determination as to each executive officer's opportunity to contribute to increases in shareholder value and, in the case of Mr. Tonissen, included options granted as part of his initial overall compensation package.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company from time to time reviews the extent to which its executive compensation arrangements are subject to the provisions of the Internal Revenue Code ("IRC") and related regulations limiting the deductibility of executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers of the Company in any fiscal year which does not qualify for an exemption under the statute or proposed regulations. The 1988 Stock Option Plan includes restrictions on option grants in compliance with these provisions of the IRC. As a result, compensation realized in connection with future exercises of options granted under such plan will be exempt from the limit on deductibility described above. It is important to note that while these restrictions in the 1988 Stock Option Plan give the Committee continuing discretion in establishing executive officer compensation, they do limit such discretion by restricting the size of option awards which the Committee may grant to any single individual. The Committee does not presently believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year in excess of $1,000,000, and therefore has concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time.

Dated: September 20, 1995              COMPENSATION COMMITTEE, As of June 30,
                                       1995

                                         Claude H. Allard

                                         Daniel T. Carroll, Chair
                                         Stanley R. Day
                                         Brian Sullivan

SHAREHOLDER RETURN


     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from July 1, 1990 through June 30, 1995 with the NASDAQ Stock Market-US Index (the "NASDAQ US Index") and the Standard and Poor's Computer Software and Services Index (the "S&P Computer Software Index"). The graph assumes that the value of the investment in the Company's Common Stock, the NASDAQ US Index and the S&P Computer Software Index was $100 on July 1, 1990 and that all dividends were reinvested.


     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG COMSHARE, INC., THE NASDAQ STOCK MARKET-U.S. INDEX AND
                   THE S&P COMPUTER SOFTWARE & SERVICES INDEX

      MEASUREMENT PERIOD           COMSHARE,     NASDAQ STOCK     S & P CMPTR
    (FISCAL YEAR COVERED)            INC.           MRKT-US      SOFTWR & SVCS
6/90                                       100             100             100
6/91                                        80             106              87
6/92                                        43             127              98
6/93                                        26             160             145
6/94                                        49             162             164
6/95                                        86             215             255

* $100 invested on 06/30/90 in Stock or Index -- including reinvestment of dividends. Fiscal year ending June 30.

EMPLOYMENT AGREEMENTS AND TERMINATION/CHANGE IN CONTROL ARRANGEMENTS

     The Named Officers of the Company serve at the pleasure of the Board of Directors. Mr. Wrathall serves in his present capacity pursuant to the terms of an employment agreement.

     Mr. Wrathall's employment agreement is effective through April 1, 1998. On each April 1, the agreement is automatically extended for an additional year unless either party elects not to extend the agreement. The agreement provides for an initial annual salary of $300,000, with increases subject to annual review by the Compensation Committee and the Board of Directors. On April 1, 1995, Mr. Wrathall's salary was increased to $350,000. In addition to his base salary, Mr. Wrathall is also eligible to participate in health and welfare benefit, employee stock ownership, profit sharing and incentive programs of the Company offered to other senior executives of the Company. Mr. Wrathall shall participate in any incentive compensation program of the Company at a level appropriate for a Chief Executive Officer, and his share of incentive compensation, by dollar amount and percentage, shall increase not less than proportionately with any other senior executive of the Company. The agreement provides for the continuation of Mr. Wrathall's salary for a period of up to three years upon the occurrence of a material breach of this agreement by the Company, provided Mr. Wrathall chooses to terminate the agreement by giving to the Company thirty (30) days written notice of such termination. The agreement also provides that Mr. Wrathall will not terminate his employment under this agreement for a period of twelve (12) months following a change in control (as defined in the agreement) of the Company. At the end of such twelve (12) month period, Mr. Wrathall may terminate his employment under this agreement and receive the same compensation and benefits as if the Company had materially breached this agreement. Also, Mr. Wrathall will receive the same compensation and benefits as if the Company had materially breached this agreement if, during the twelve (12) month period following a change in control of the Company, Mr. Wrathall is either terminated by the Company, or terminates the agreement for "good reason" (as defined in the agreement). In addition, upon termination of Mr. Wrathall's employment by breach of the Company or a change in control of the Company, Mr. Wrathall may surrender some or all of the stock options he holds and receive therefor an amount in cash equal to the difference between the per share exercise price and the per share closing price of the Company's Common Stock on the effective date of termination or, if higher, the average price per share paid in cash or other consideration in connection with any such change in control transaction.

     The BAP is a partially funded program maintained primarily to provide deferred compensation for a select group of the Company's management and highly compensated executives, including the Named Officers. The BAP provides, among other benefits, (i) for the payment of benefits which would otherwise be currently funded by the Company under its tax-qualified retirement plans but for the restrictions of Sections 401 and 415 of the Internal Revenue Code, (ii) that the Company may make discretionary Social Security integration contributions to a participant's account and (iii) that the Company may make supplemental contributions to a participant's account equal to a set percentage of each participant's compensation. Such benefits vest at various times specified in the BAP and, in addition, such benefits vest immediately upon a change in control of the Company (as defined in the BAP).

     The Company also has an Executive Stock Purchase Program (the "1994 Executive Stock Purchase Program"), which provides eligible executives of the Company with a means to purchase up to an aggregate of 200,000 shares of the Company's Common Stock at then current market prices, and to obtain limited financing for such purchases through promissory notes issued to the Company. In the event of a change in control of the Company, an executive participating in the 1994 Executive Stock Purchase Program may surrender shares of the Company's Common Stock securing a promissory note issued under the program in order to discharge such promissory note.

     For purposes of Mr. Wrathall's employment agreement, the BAP, and the 1994 Executive Stock Purchase Program described above, a change in control is generally deemed to have occurred upon the happening of any of the following events: (i) the election of a Board of Directors of the Company, a majority of the members of whom were nominees of a person, other than the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates, following the acquisition by such person of twenty-five percent, or more, of the outstanding Common Stock, (ii) the acquisition of ownership by a person or group of persons described in (i) above of fifty-one percent, or more, of the outstanding Company's Common Stock, (iii) a sale of all or substantially all of the assets of the Company to any entity not controlled by the Weyerhaeuser Family or persons who were members of the Board of Directors or officers of the Company as of certain specified dates or any Employee Stock Ownership Plan for the benefit of employees of the Company, or (iv) a merger, consolidation or similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving corporation are not persons who were members of the Board of Directors of the Company as of certain specified dates.

     In addition, under the Company's 1988 Stock Option Plan, which provides for the granting of incentive and non-qualified stock options and tandem stock appreciation rights ("SARs") to key employees, including the Named Officers, stock options and SARs granted under such plan become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, if a period of twelve months from the date of grant has expired. The Board of Directors has discretionary authority to grant options which may be surrendered by the optionee, in the event of certain changes in control of the Company, for a cash payment, irrespective of whether the optionee has held the option for 12 months.

DIRECTOR COMPENSATION

     In fiscal year 1995, each director who was not an officer or employee of the Company received for his services as such a semi-annual retainer of $4,000, plus $750 for each Board or committee meeting attended (except for meetings conducted by telephone and committee meetings held on the same day as board meetings). In addition, the Chairman of the Compensation Committee receives a semi-annual retainer of $1,500 for serving as such, plus $250 for each Compensation Committee meeting held by telephone. Directors who are officers or employees of the Company receive no compensation (beyond their compensation for services as an officer or employee) for serving as directors.

     In addition, the Company has a Directors Stock Option Plan (the "Directors Plan"). This plan provides for the issuance of options to purchase up to 100,000 shares of the Company's Common Stock to non-employee directors of the Company. Under the Directors Plan, each of the seven non-employee directors serving on the Board of Directors on November 17, 1994 was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. Any non-employee director who is first elected or appointed to the Board of Directors after November 17, 1994 will receive an option to purchase 5,000 shares of the Company's Common Stock on the date of the first Board of Directors meeting following his or her election or appointment. In addition, each non-employee director who has been a director for six months before the January 1 following the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically shall be granted, as of the January 1 following each such Annual Meeting, an option to purchase an additional 1,000 shares of Common Stock. Options under the Directors Plan are granted at the last sale price per share of the Company's Common Stock on the Nasdaq National Market on the date of grant, are exercisable at a rate of 25% per year beginning one year from the date of grant and have a term of five years. Options granted under the Directors Plan become immediately exercisable, if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, provided that a period of 12 months from the date of grant has expired.


     In addition to their director fees, Messrs. Merten and Rockart earned $30,000 and $17,500, respectively, in fiscal year 1995 for their services as consultants to the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 17, 1994, the shareholders approved the 1994 Executive Stock Purchase Program. This program allows eligible executive officers to purchase the Company's Common Stock directly from the Company at a per share price equal to the last sale price of the Company's Common Stock on the Nasdaq National Market on the day preceding the purchase. The purchase price for shares can be paid in cash or by delivery of a promissory note. Since July 1, 1994, the following executive officers of the Company have purchased, pursuant to the 1994 Executive Stock Purchase Program, the following number of shares at the per share price indicated below: Mr. Wrathall, 20,000 shares at $13.00 per share; Mr. Fluin, 12,842 shares at $13.00 per share; Ms. Jehle, 14,490 shares at $13.50 per share; Mr. O'Leary, 12,842 shares at $13.00 per share; and Mr. Tonissen, 9,189 shares at $18.50 per share.

     Pursuant to the 1994 Executive Stock Purchase Program, each of the above mentioned executive officers utilized promissory notes to purchase such shares. Mr. Wrathall currently has notes outstanding to the Company in the aggregate principal amount of $274,437, which is the largest aggregate amount of indebtedness due by Mr. Wrathall to the Company since July 1, 1994; Mr. Fluin currently has notes outstanding to the Company in the aggregate principal amount of $176,216, which is the largest aggregate amount of indebtedness due by Mr. Fluin to the Company since July 1, 1994; Ms. Jehle currently has notes outstanding to the Company in the aggregate principal amount of $180,041, which is the largest aggregate amount of indebtedness due by Ms. Jehle to the Company since July 1, 1994; Mr. O'Leary currently has notes outstanding to the Company in the aggregate principal amount of $176,216, which is largest aggregate amount of indebtedness due by Mr. O'Leary to the Company since July 1, 1994; and Mr. Tonissen currently has notes outstanding to the Company in the aggregate principal amount of $170,374, which is the largest aggregate amount of indebtedness due by Mr. Tonissen to the Company since July 1, 1994. The executive officer notes described above are full recourse notes and are secured by the purchased shares of the Company's Common Stock. Interest is accrued semi-annually and is added to the principal amount of the notes. Principal and accrued interest on the notes is due four years from the date of issuance. The outstanding notes from Messrs. Wrathall, Fluin, Ms. Jehle and Mr. O'Leary bear interest at a rate of 8.75% per annum, and the note from Mr. Tonissen bears interest at a rate of 10.0% per annum. The foregoing principal amounts include accrued interest through June 30, 1995.

                                  ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, have audited the financial statements of the Company since 1972. Representatives from Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In accordance with the Company's past practice, the selection of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1996 will be made by the Board of Directors at a later date.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of their ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any delinquent filings and failures to file such reports.


     Based solely on its review of the copies of such reports received by it and written representations of its incumbent directors and officers, the Company believes that during the period from June 30, 1994 to June 30, 1995, all filing reports applicable to its directors, officers and greater than ten percent beneficial owners were complied with, except that Mr. Merten did not timely file two Form 4 Reports.


                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING


     Shareholder proposals intended to be presented at the 1996 Annual Meeting which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 14, 1996 if they are to be included in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company's bylaws.

                                    GENERAL

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.


October 11, 1995

Ann Arbor, Michigan

------------------------------------------------------------------------------------------------------------------------------------
                                           COMSHARE, INCORPORATED
P                            555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108
R             SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 18, 1995
O
X         The undersigned hereby appoints T. Wallace Wrathall and Richard L. Crandall, or any one of them, proxies
Y         with full power of substitution to vote, as designated on the reverse side, all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Comshare, Incorporated
          to be held on Saturday, November 18, 1995, or at any adjournment or adjournments thereof.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED.  IF NO DIRECTION IS GIVEN WITH RESPECT TO A
          PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

          Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting.
          The undersigned acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report of
          Shareholders of Comshare, Incorporated for the year ended June 30, 1995.  The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

          PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED IF
          MAILED IN THE UNITED STATES.

                                                                                        (change of address/comments)

                                                                                     ___________________________________

                                                                                     ___________________________________

                                                                                     ___________________________________

                                                                                     ___________________________________
                                                                                     (If you have written in the above
                                                                                     space, please mark the corresponding
                                                                                     box on the reverse side of this card.)

                                                                                     SEE REVERSE SIDE
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------------------------------------------------------------------------------------------------------------------------------------

                                                          SHARES IN YOUR NAME

/ X / PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                          FOR               WITHHELD                                                  FOR  AGAINST  WITHHELD
1. Election of Directors.  / /               / /                  2. Approve the amendment to         / /     / /     / /
                                                                     the Articles of Incorporation to
                                                                     increase the number of shares of
Geoffrey B. Bloom, Daniel T. Carroll, Richard L. Crandall,           Common Stock authorized for issuance
Stanley R. Day, W. John Driscoll, Alan G. Merten,                    from 10,000,000 to 20,000,000.
George R. Mrkonic, John F. Rockart,
T. Wallace Wrathall

For, except vote withheld from the following nominee(s):
_______________________________________________________


                                                    CHANGE
                                                      OF     / /
                                                   ADDRESS


SIGNATURE(S) ____________________________________________ DATE _____________

SIGNATURE(S) ____________________________________________ DATE _____________

NOTE: Please sign exactly as name appears hereon.  Joint owners should sign each. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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